Golden Phoenix Enters Into Option Agreement To Repurchase 20,000,000 Warrants From Crestview Capital

SPARKS, NV, SEPTEMBER 24, 2010 – Golden Phoenix Minerals, Inc. ("Golden Phoenix") (OTC Bulletin Board: GPXM) is pleased to announce that on September 24, 2010, it entered into an option agreement with Crestview Capital Master, LLC to repurchase 20,000,000 warrant shares issued by Golden Phoenix in favor of Crestview pursuant to the Bridge Note and Debt Restructuring Agreement entered into by the parties on January 30, 2009, the terms and obligations of which have been substantially completed by Golden Phoenix to date.

Under the terms of the option agreement, Crestview has granted Golden Phoenix an option to repurchase 20,000,000 Warrants for a period of 45 days. Further disclosure regarding this transaction can be found in the Company's Form 8-K to be filed with the SEC as of the date of this press release.

Please visit the Golden Phoenix website at: http://www.golden-phoenix.com.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by acquiring, developing and mining superior precious and strategic metal deposits throughout North and South America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is a 30% joint venture partner with Scorpio Gold on the Mineral Ridge gold and silver property near Silver Peak, Nevada, and owns the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada. Golden Phoenix has an option to earn an 80% interest in the Vanderbilt Silver and Gold Project, and the Coyote Fault Gold and Silver Project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by officers of the Company, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and base and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in restarting or expanding production at the Company’s mines; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com